Exhibit 10.34E
JAZZ PHARMACEUTICALS
GLOBAL CASH BONUS PLAN

1.Purpose of the Plan.

The Jazz Pharmaceuticals Global Cash Bonus Plan (the “Plan”) is designed to provide meaningful incentive, on an annual basis, for employees of Jazz Pharmaceuticals plc (the “Company”) and employees of the Company’s Affiliates.

2.Eligibility.

In order to be eligible to participate in the Plan for a Plan Year, an employee (a) must be an employee of the Company or an Affiliate whose Employment Start Date is 31 October of the Plan Year or earlier within the Plan Year, (b) must not be eligible to participate in a commercial (including sales) or other similar incentive compensation plan, and (c) must not be eligible to receive separate annual bonus compensation under an employment-related contract or another annual bonus program, as determined by the Company or an Affiliate. Additionally, with respect to Gentium S.r.l., Jazz Pharmaceuticals Italy S.r.l. and any other Specified Affiliate in Italy (other than Jazz Healthcare Italy S.r.l.), only employees who are classified as “dirigenti” under Italian employment laws and are individually notified in a separate writing of their eligibility to participate in the Plan. Unless otherwise expressly and individually designated as a Participant by the Company or an Affiliate in writing, employees who are employed under a temporary contract or as interns are not eligible to be Participants, to the extent permissible under applicable local law.

In order to be eligible to receive a Bonus for a Plan Year, a Participant must (i) continue to be an employee of the Company or an Affiliate in good standing, as determined at the discretion of the particular Affiliate which is the Participant’s employer (the “Employer”), from the date his/her participation in the Plan commences for the Plan Year until the Bonus Payment Date (as defined in Section 7) for the Plan Year, except as provided in Section 6, (ii) act in accordance with the Company’s Code of Conduct, compliance policies and procedures, and those of the Employer, and applicable laws and regulations during the Plan Year, and (iii) not be serving a termination notice period as of the Bonus Payment Date for the Plan Year.

3.Target Bonus.

The Target Bonus for Participants who are not Section 16 officers of the Company is determined within the discretion of the Chief Executive Officer, and the Target Bonus may vary from year to year and between positions, and among positions at the same level. No Participant has any contractual or otherwise acquired rights to a Target Bonus pursuant to any previous target bonus (whether set forth in a written plan or otherwise). Participants in Italy who are classified as “dirigenti” under Italian employment laws will be provided written notice specifying such Participant’s Target Bonus.
As additional general guidelines, if a Participant moves to a position and/or responsibility level with a higher Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at such higher level for the entire Plan Year; and if a Participant moves to a position and/or responsibility level with a lower Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at the lower level for the entire Plan Year, to the extent permissible under applicable local law.

Notwithstanding the foregoing, for any Participant who is a Section 16 officer of Jazz Pharmaceuticals plc, the Board or the Compensation and Management Development Committee (“Committee”) will determine such Participant’s Target Bonus for each Plan Year.
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4.Bonus Pool and Bonuses.

Following the end of a Plan Year, the Board or the Committee will determine, in its sole discretion, the Bonus Pool for the Plan Year to be allocated for the payment of Bonuses to Participants. The Bonus Pool will be calculated by multiplying

(a)    the sum of the following amounts for each Participant:

(i)the Base Salary for such Participant, multiplied by

(ii)such Participant’s applicable Target Bonus;
with

(b) the percentage set by the Board or the Committee based upon its determination of the Company’s success in achieving the objectives established by the Board or the Committee for funding the Bonus Pool for the Plan Year (the “Bonus Pool Objectives”).

The Bonus Pool Objectives are related to the achievement of the overall corporate objectives established for the applicable Plan Year by the Board or the Committee (the “Corporate Objectives”).

At the discretion of the Board or the Committee, the Bonus Pool will be reduced by the amount of bonuses that are required to be paid to any Participants under applicable collective bargaining agreements, labor union arrangements, or the like, if any.

Except as provided in Section 5, a Participant’s Bonus (on a gross basis) for a Plan Year will be based upon the following criteria, as determined within the discretion of the Board, the Committee, or the Company’s or Employer’s management: (a) the Company’s success in achieving the Corporate Objectives established for the Plan Year, (b) the Participant’s success in achieving his/her individual objectives established for the Plan Year (if applicable) and the Participant’s contribution to the Company’s success in achieving the Corporate Objectives, in each case while demonstrating Company values, and (c) the Participant’s compliance with Company policies and those of the Employer as evaluated at the discretion of the Employer. Applying these criteria, a Participant may (or may not) be entitled to any Bonus. A Participant’s Bonus, if any, will be reduced by the amount of any bonuses that are required to be paid to the Participant under applicable collective bargaining agreements, labor union arrangements, or the like, to the extent applicable. Each Participant’s Bonus for a Plan Year will be approved by the Chief Executive Officer or his/her delegate, except that in the case of any Participant who is a Section 16 Officer of Jazz Pharmaceuticals plc, such Participant’s Bonus will be approved by the Board or the Committee.

The maximum Bonus payable to any Participant with respect to a Plan Year is 300% of the Participant’s Target Bonus.

The total of all Bonuses paid under this Plan in any Plan Year may not exceed the Bonus Pool for such Plan Year unless such excess amount is specifically approved by the Board or the Committee. Except as provided in Section 5, no amounts will be payable to any Participant hereunder until the Bonus Pool and such Participant’s Bonus have been determined as described above. Except as provided in Section 5, no Participant is entitled to any particular bonus, or any bonus, unless approved as described above.

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5.Termination of Employment; Death; Retirement; Permanent Disability.

No Bonus, prorated or otherwise, will be paid to any Participant whose employment with the Company or an Affiliate terminates prior to the Bonus Payment Date, except as set forth in this Section 5 or if otherwise required under applicable regulations or laws.

If a Participant’s employment terminates due to the Participant’s death or Permanent Disability at any time during the Plan Year, the Participant (or their beneficiary, if the Participant is deceased) will be eligible to receive a prorated Bonus calculated based on the termination date (if within the Plan Year), or full year Bonus if termination occurs after the end of the Bonus Year but prior to the Bonus Payment Date. Such Bonus amount will be determined based on the applicable Target Bonus amount.

If a Participant’s employment terminates due to the Participant’s Retirement on or after July 1 in the Plan Year, and the Participant satisfies the Retirement Bonus Conditions (discussed below), the Participant (or their beneficiary, if the Participant is deceased) will be eligible to receive a prorated Bonus calculated based on the termination date (if within the Plan Year), or full year Bonus if termination occurs after the end of the Bonus Year but prior to the Bonus Payment Date. Such Bonus amount will be determined based on the applicable Target Bonus amount. The “Retirement Bonus Conditions” are as follows: (1) the Participant must provide their Employer at least four (4) months of advance written notice of intention to terminate their employment, and (2) the Participant must execute and deliver a non-solicitation agreement satisfactory to their Employer that will apply for a period of twelve (12) months after their employment termination date.

Any Bonuses paid pursuant to this Section 5 may be paid at the time determined by the Company’s or Employer’s management, which will in no event be later than the Bonus Payment Date for the applicable Plan Year.

Unless otherwise required under applicable local law, payments under this Plan shall not be included in calculation of any payment in lieu of notice, severance pay, redundancy pay, termination, indemnity or similar pay.

6.Payment of Bonuses.

Bonuses for a Plan Year will be paid in cash to a Participant (or his/her beneficiary, in the event of death) by 15 March of the following year (the “Bonus Payment Date”), except (i) as is otherwise determined in the sole discretion of the Board, the Committee or the Company’s management, as appropriate, or (ii) as may be necessary or advisable to comply with regulations, laws, employment agreements or employment contracts applicable to a particular Participant.

Notwithstanding the foregoing, in all cases, the payment date of any Bonus for any Participant who is subject to Section 409A of the United States Internal Revenue Code of 1986, as amended, or any state law of similar effect (“Section 409A”) will be designed to either comply with Section 409A or satisfy an exemption from application of Section 409A, and the Plan will be administered and interpreted to the greatest extent possible in compliance with Section 409A or in accordance with such exemption, as applicable. Benefits under this Plan are not transferable, to the extent permissible under applicable local law, and the Plan is unfunded.

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7.Withholding of Taxes and Mandatory Contributions.

Bonuses will be subject to applicable tax and social security withholding as required by applicable local laws, including but not limited to income and employment taxes.

8.Plan Amendments.

This Plan may be revised, modified, or terminated at any time in the sole discretion of: (a) the Board; (b) the Committee; and (c) by the Chief Executive Officer to the extent such revisions or modifications do not impact any Section 16 officers of the Company. Without limiting the foregoing, the Plan may be revised, modified, or terminated with respect to a Participant or specific group of Participants as may be necessary or advisable to comply with the laws and regulations of the jurisdiction where such Participant or specific group of Participants are employed or where such Participant or specific group of Participants are tax residents.

9.No Employment Rights; No Acquired Rights.

Nothing contained in this Plan is intended to confer any right upon any employee to continued employment with the Employer, Company or any Affiliates.

Any payment of Bonuses would be on a voluntary and discretionary basis, without creating any contractual or other acquired right to participate with respect to a similar (or any other) bonus plan or to receive any similar awards (or benefits in lieu) in the future.

10.Plan Administration.

This Plan will be administered by the Board or the Committee. The Board and the Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Board and the Committee shall in every case be final and binding on all persons having an interest in the Plan. Notwithstanding the foregoing, certain aspects of the Plan may be administered by the Chief Executive Officer or the Company’s management (including but not limited to the Chief Human Resources Officer (“CHRO”)), as specifically provided in the Plan, and in such event, the Chief Executive Officer or the Company’s management (including the CHRO) shall have the sole discretion and authority to administer and interpret such aspects of the Plan, and the decisions of the Chief Executive Officer or the Company’s management (including the CHRO) shall in such cases be final and binding.

11.Definitions.

“Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act and any “holding company” or “subsidiary” of the Company as such terms are defined in Section 8 and 7 respectively of the Companies Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Base Salary” for a Participant means the total amount of base salary or base pay actually paid to the Participant by the Employer during the period of his/her participation in the Plan for the Plan Year, rather than the Participant’s base salary level or base pay level at any particular point during the Plan Year (e.g., the Base Salary for a Participant whose base salary or base pay is adjusted during the Plan Year, for a Participant who is hired during the Plan Year, or for a Participant whose employment terminates during the Plan Year will be the total amount of base salary or base pay actually paid to the Participant during the period of his/her participation in the Plan for the Plan Year). Base Salary does not include any benefits, allowances, expense reimbursements, relocation payments or benefits, incentive compensation or bonuses, amounts
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received as a result of equity awards, overtime or shift differential payments or similar one-time, extraordinary or unusual payments. Any salary or pay earned for periods during which a Participant is on disciplinary action or serving a termination notice period are excluded from Base Salary to the extent permissible under applicable local law and as determined within the discretion of the Company’s or Employer’s management.

“Board” means the Board of Directors of Jazz Pharmaceuticals plc.

“Bonus” means a Participant’s actual bonus for a Plan Year as determined in accordance with Section 4 or Section 5, if applicable.

“Bonus Pool” for a Plan Year means the aggregate dollar amount set by the Board or the Committee for the payment of Bonuses for such Plan Year to Participants as set forth in Section 4.

“Chief Executive Officer” means the Chief Executive Officer of Jazz Pharmaceuticals plc.

“Employment Start Date” means the first business day on which a Participant is an employee of the Company or an Affiliate, on the Company’s or such Affiliate’s payroll, as applicable.

“Participant” means an employee of the Company or an Affiliate who meets all of the eligibility requirements set forth in Section 2.

“Permanent Disability” means that a Participant has become permanently disabled under any policy or program of disability income insurance then in force covering such Participant or, if none is in force, under applicable laws or regulations.

“Plan” means this Jazz Pharmaceuticals Global Cash Bonus Plan.

“Plan Year” means each calendar year beginning 1 January and ending 31 December.

“Retirement” means the Participant’s voluntary termination of employment from their Employer (with no subsequent employment by the Company or any Affiliate), unless circumstances exist at the time of such termination that would constitute “cause” for termination (as defined in the Participant’s employment contract, or if there is no such definition in the employment contract, under applicable laws), following: (a) the Participant’s completion of five (5) years of continuous service as an employee with the Employer, the Company, or any other Affiliate, and (b) attainment of age 55.

“Section 16 Officer” means an individual who has been designated by the Board as an “officer” of Jazz Pharmaceuticals plc for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1(f) thereunder.

“Target Bonus” means, for a Participant for a Plan Year, the percentage of Base Salary that represents the target amount of Bonus that such Participant may receive for the applicable Plan Year, as may be adjusted with respect to such Participant for such Plan Year in the discretion of the Board, the Committee or the Chief Executive Officer or his/her delegate, as applicable.

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As approved by the Compensation and Management Development Committee of the Board of Directors of Jazz Pharmaceuticals plc on 3 November 2021.
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